Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CNET Networks, Inc.

We consent to incorporation by reference in the registration statement on Form S- 8 of CNET Networks, Inc. of our report dated January 29, 2002, except for paragraph 2 of note 14, which is as of March 27, 2002, relating to the consolidated balance sheets of CNET Networks, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of CNET Networks, Inc.

/s/ KPMG LLP

San Francisco, California
April 2, 2002